EXHIBIT 23.1


                       Independent Auditors' Consent

               We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 333-60811, 333-60811-01, 333-60811-02,
333-60811-03, 333-60811-04, 333-60811-05 and 333-60811-06 of RJR Nabisco
Holdings Corp. ("Holdings"), RJR Nabisco, Inc. ("RJRN"), RJR Nabisco Holdings Capital Trust II, RJR Nabisco Holdings Capital Trust III, RJR Nabisco Holdings Capital Trust IV, RJR Nabisco Holdings Capital Trust V and RJR Nabisco Holdings Capital Trust VI on Form S-3 (the "Registration
Statement") of our report dated January 26, 1998 (March 3, 1998 as to Note
10), appearing in the Annual Report on Form 10-K of Holdings and RJRN, for the year ended December 31, 1997. We also consent to the reference to us under the headings "Experts" in the Prospectuses, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
New York, New York
August 31, 1998